NEWS
INVESTOR CONTACT:
Terri MacInnis, Bibicoff & Associates, Inc.
818.379.8500 terrimac@bibicoff.com

ORGANIC TO GO REPORTS SECOND QUARTER AND
SIX-MONTH RESULTS
Quarterly Revenues Increase 69 Percent

SEATTLE, Wash,. - AUG. 15, 2007 - Organic To Go (OTCBB: OTGO) today reported financial results for the second quarter and six-month period ended June 30, 2007.

Revenues for the quarter increased 69 percent to $3.9 million, as compared with revenues of $2.3 million in the prior year, and increased approximately 8 percent when compared with the immediately preceding three-months ended March 31, 2007.  Gross profit for the quarter increased 75 percent to $2.1 million, as compared with $1.2 million in the same period last year. Gross profit margins were 53 percent for the current quarter as compared with 51 percent in the second quarter last year. As expected, EBITDA for the quarter was $(1.9 million) as compared with $(1.1 million) last year. The net loss for the period was approximately $2.6 million, or $0.13 per share, as compared with a loss of $1.3 million, or $0.45 per share, for the same period last year.  The loss increased 4 percent as compared with a $2.5 million loss for the first quarter of 2007.

Revenues for the six months increased 64 percent to $7.4 million, as compared with revenues of $4.5 million in the prior year. Gross profit for the six months increased 72 percent to $3.8 million, as compared with $2.2 million in the same period last year. Gross profit margins were 51 percent for the six-month period as compared with 50 percent in the same period last year. The net loss for the period was approximately $5.1 million, or $0.32 per share, as compared with a loss of $2.4 million, or $0.84 per share, for the same period last year.

During the quarter, Retail sales were $1.6 million, Delivery/Corp. Catering sales were $1.8 million and Wholesale sales were $476,000, increases of 14 percent, 157 percent and 109 percent respectively, over the same period last year.  These same categories increased 0 percent, 29 percent and decreased 29 percent as compared with the March 31, 2007 quarter.

Jason R. Brown, Chairman and CEO, said that, “While we look forward to improving financials over the remainder of the year, these results are as anticipated and an expected result of our aggressive growth and expansion plans. In the second quarter we successfully closed a $6.7 million equity private placement with institutional investors to help finance the execution of our business plan. Based upon current negotiations, O To Go expects to increase its number of retail café locations to 20 by the end of the year.

“Andrew Jacobs, Sr. VP, Operations, joined O To Go in May of this year. I am pleased to note that Andy’s deep experience with rapidly growing food service companies has already yielded tangible results to our operations through increasing gross profit margins and improving overall operating results,” Brown said.

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OTGO REPORTS Q2 RESULTS	2-2-2-2-2

Subsequent to the close of the second quarter, Organic To Go completed an acquisition, entering into the San Diego market, its fourth region. O To Go also opened two new fast casual cafes in Woodland Hills, the first locations to serve the San Fernando Valley area of Los Angeles with delicious organic/natural grab & go food. The Company also launched an extensive salad bar, which is being introduced in a number of locations in addition to the usual selections for lunch and take home dinners.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, Orange County and San Diego. Organic To Go’s locations can be found in the heart of multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The company’s multi-channel business model includes Retail, Delivery and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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OTGO REPORTS Q2 RESULTS	3-3-3-3-3

FINANCIAL HIGHLIGHTS

Organic To Go Food Corporation and its wholly-owned subsidiary, Organic To Go, Inc.
Condensed Consolidated Statements of Operations

(in thousands, except share amounts)

	Three months ended June 30		Six months ended June 30
	unaudited	unaudited	unaudited	unaudited
	2006	2007	2006	2007

Sales	$2,347	$3,854	$4,457	$7,472

Cost of sales	1,155	1,799	2,218	3,641

Gross Profit	1,192	2,055	2,239	3,831

Operating expenses	2,244	3,915	4,305	7,384

Depreciation and amortization	170	704	340	1,138

Loss from operations	(1,222)	(2,564)	(2,406)	(4,691)

Interest income (expense), net	(54)	(68)	(15)	(415)

Other income (expense), net		(14)		(14)

Loss before income taxes	(1,276)	(2,646)	(2,421)	(5,120)

Income taxes	-	-

Net loss	$(1,276)	$(2,646)	$(2,421)	$(5,120)

Net loss per share - basic and diluted	$(0.45)	$(0.13)	$(0.84))	$(0.32)

Weighted average shares outstanding	2,852	20,683	2,869	15,788